Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of 1 day of July, 2010 by and between Dave Brunton (the "Employee") and Neonode, Inc. (the "Company").

1.      Employment and Duties etc.

(a)	Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Employee as Chief Financial Officer.

(b)
During the employment, the Employee shall, for the benefit of the company, use his skills, knowledge and specialized training to perform the duties and exercise the powers, function and discretions incident to the position which, from time to time may be assigned or vested in him. The Employee reports to the Chief Executive Officer and the Board of Directors.

(c)
During the employment, the Employees shall always protect the interest of the Company. The Employee may therefore not, without written approval from the Board of Director, directly or indirectly, or through other, engage himself in business activities other than the Company's Business, hold other assignment of any significance, or otherwise conduct business which may have a negative influence on the Employee's work for the company.

The Company's "Business" in this Agreement refers to what the Company does or has done and the Company's tangible plans to enter into in the near future.

(d)	The Employee's normal working hours are 40 hours a week.

(e)	The Employee accepts that position requires him to travel to Stockholm and abroad.

2.      Effective Date

(a)	This agreement shall commence on July, 1, 2010.

3.      Compensation

(a)	The Employee shall receive a fixed salary of $13,000 gross permonth. Payment is to be made via the normal payroll.

(b)	In addition to the fixed salary the Employee shall receive 0.75% of any fund raising in the form of cash or stock at the Boards discretion. This does not include the exercise of Options or Warrants.

(c)
The Employee hereby acknowledges that he may be required to work beyond standard working hours in order to perform his duties hereunder and may be required to travel from time to time in connection with the performance of such duties. The Employee shall not be entitled to compensation for overtime or extra hours worked in performance of his duties hereunder unless otherwise required by law.

(d)
In addition to the compensation described in this Agreement, the Employee shall be entitled to reimbursement by the Company for all actual, reasonable and direct expenses incurred by him in the performance of his duties hereunder consistent with the Company's policies and practices, provided such expenses were incurred and documented in accordance with the expense reimbursement policies and procedures established by the Company.

4.      Vacation; Company Policies and Procedures

(a)	The Employee shall be entitled to 30 days vacation per year, in addition to the recognized U.S. holidays.

5.      Termination of Employment

(a)	The Employee shall receive 6 month salary for termination without cause.

(b)	Upon termination for cause, the Employees shall not be entitled to any severance.

6.      Confidentiality; Intellectual Property; Communications.

(a)
The Employee agrees to observe complete confidentiality with respect to the Company's business. The Employee Thus agrees not to, for the duration of his employment or at anytime thereafter, reveal what has become known to him with respect to the Company, including, without limitation, the Company's and anySubsidiary's, customers, products, developmental programs, surveys, operational relationships, price setting or other business secrets or the like, and neither for his own or another's interest . make use of this information for any reason whatsoever.

(b)
Any inventions, utility models, improvements in production or work methods similar technical improvements related to the Company's "Business" made by the Employee during the employment shall be the property of the Company without the Company having to make special demands therefore, and without the Employee being entitled to additional enumeration therefore, besides what is stated in applicable law.

(c)
If the Employee has made an invention, product or other intellectual property as described in clause (b) above, the Employee shall promptly notify the Company accordingly. The notification shall be accompanied by sufficient information to enable the Company to assess the relevant invention, product or other intellectual property. Furthermore, the Employee shall do all things necessary, top assist the company in securing the tile to and the value of the said rights.

(d)
The Company has an exclusive right to and shall be entitled in all respects to dispose of such inventions, products and intellectual property, etc. as referred to above including inter alia by production, reproduction, sale, licensing, and the like. The Company may make use of this Agreement in connection with the registration and the like of the rights referred to.

(e)
Except as otherwise required by applicable law, both during the Employee's employment hereunder and after termination of his employment, with respect to any pending potential litigation or regulatory or administrative proceeding involving the Company or any subsidiary or any of their affiliates, other then any litigation or other proceeding in which the Employee is party-in-opposition (a "Proceeding"): (i) the Employee shall not communicate with anyone (other than the Employee's own attorneys and tax advisors), except to the extent necessary in the performance of the Employee's duties hereunder with respect to the facts or subject matter of the Proceeding, without giving prior notice to the Company, and (ii) in the event that any other party attempts to obtain information or documents from the Employee with respect to matters possibly related to a Proceeding, the Employee shall promptly so notify the company.

(f)
Both during the Employee's employment hereunder and for one year after termination of his employment, the Company on its own behalf and on behalf of all Group Companies and the Employee each agree that he or it shall not in any communications with any customers or clients, tec. Of the Company or any Group Company or their affiliates, criticize, ridicule or make any statement which disparages or is derogatory of the other, or of Company's or any Group Company's officer, directors, agents or employees.

(g)
When the Employee leaves his employment in the company, he shall return all business documents of all types, whether they concern the Company's business with which he was entrusted, or those to which the Employee in any other fashion received access. With business documents naturally is included all copies, photocopies, notes, other materials or other collections or storage of information which the Employee created or allowed to be related in the performance of his duties. If either of the parties terminated the employment and the Employee is freed from his employment duties during the notice termination period, this section is applicable from the last working day.

7.     Non-solicitation of Employees.

(a)
Both during the Employee's employment hereunder and for 3 months after termination of his employment, the Employee shall not, directly or indirectly, engage, employ contract with, or subcontract to or with, or solicit the employment of the initiation of a commercial contracts with any person who is then or has been within six months prior thereto, an employee or "significant contractor" (as defined below) of the Company or any Group Company. For the avoidance of doubt the meaning of "significant contractor" in this section refers to a person who has provided on average more than 900 hours of work to the Company pro-rated on an annual basis_

8.     Non-solicitation of Customers

(a)
Both during the Employee's employment hereunder and for one year after termination of his employment, the Employee shall refrain from soliciting, encouraging or inducing or attempting to solicit, encourage or induce (directly or by assisting others) business from any Customer (as defined below), including actively sought prospective Customers, for purposes of providing products or services that are directly competitive with the products and services provided by the Company or Group Company or Customers to terminate or reduce any of their business relationships with the Company or any Group Company.

(b)
For the purposes of this section, "Customer" means any and all person, partnerships, association, firms, corporations, or other entities that have purchased nay of the Company's or Group Company's product or service within one year prior to the date of termination of the Employee's employment with the Company.

9.      Restriction on Investments in Competitors

(a)
Both during the Employee's Employment hereunder and for on year after termination of his employment, the Employee shall not directly or indirectly invest in (other than to hold 2% or less o any class of securities of a public company) or otherwise provide financial assistance to any person or entity developing, selling or providing services sourced from, that are competitive with the Business of the Company or any Group Company, if one or more of the Company or any Group Company is also then still engaged in such Business (a "Competitor").

10.      Non Compete

(a)
The Employee undertakes for a period of one year after the end of the employment not to be employed in a company or directly or indirectly be an owner in a company that competes with the Company and not in any way assist such company with advice or deeds or directly or indirectly prepare, start or conduct any business that would compete with the Company.

(b)	The non-competition prohibition does not apply in case the Company terminates the Employee's employment due to redundancy.

11.      Liquidated Damages

(a)
In case the Employee commits a breach against any of the regulation in clause 6, 7,8,9, and/or 10 above, the Employee shall for each breach, pay to the Company liquidation damages with an amount corresponding to six months base salary. Payment of liquidated damages shall not restrict the Company's right to apply other remedies according to the law.

12.      Governing Law

(a)	This Agreement shall be construed and interpreted in accordance with the laws of Sweden.

13.      Entire Agreement

(a)
This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this agreement and supersedes any prior agreements or understandings among the parties with respect to such subject matter. No amendment or waiver of this agreement or any provision hereof shall be effective unless in writing signed by both of the parties. The parties specifically agree that the terms of all prior agreement are superseded by this Agreement.

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first noted above.

Company
Neonode, Inc.

/s/ Per Bystedt
By: Mr. Per Bystedt

Employee

/s/  David Brunton
By: Mr. David Brunton